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TUESDAY MARCH 7, 11:03 PM EASTERN TIME

COMPANY PRESS RELEASE

WESTAFF AGREES TO BUYOUT PROPOSAL

WALNUT CREEK, Calif. -- (BUSINESS WIRE) -- MARCH 7, 2000 -- Westaff, Inc. (Nasdaq: WSTF - NEWS), a leading provider of essential staffing services, today reported that it had signed a definitive agreement providing for the recapitalization of the Company by members of the Company's management team and an investor group led by Cornerstone Equity Investors IV, L.P. and Centre Partners Management LLC.

Pursuant to, and subject to, the recapitalization agreement and plan of merger, Cornerstone and Centre Partners have agreed to acquire all the outstanding shares of common stock of the Company, other than certain shares held by certain members of the Company's management and certain shares held by stockholders of the Company party to the agreement, for $10.00 per share in cash, for a total transaction cost of approximately $160 million plus assumption of debt. CIBC World Markets Corp. has rendered to a special committee of the Board of Directors of the Company its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company's common stock (other than certain members of the Company's management and stockholders who are parties to the agreement), and the Board of Directors of the Company and the special committee of the Board each has unanimously approved the agreement. The transactions contemplated by the agreement are subject to the approval of Company's stockholders, the expiration or termination of the waiting period under applicable antitrust laws, and other conditions specified in the agreement. The transaction is expected to be consummated in the second quarter of calendar 2000.

Notwithstanding its recommendation and consistent with the terms of the agreement, the special committee of the Company's Board of Directors requested that the special committee's financial advisor, CIBC World Markets Corp., be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the special committee of the Company's Board of Directors concludes that the failure to provide information to, or engage in discussions or negotiations with, such parties would be inconsistent with its fiduciary duties to the Company's stockholders, CIBC World Markets Corp., in conjunction with the special committee of the Company's Board of Directors, may provide information to and engage in discussions and negotiations with such parties in connection with any such indicated interest.

Westaff provides essential staffing services to and employment opportunities at competitive businesses in global markets. Westaff annually employs approximately 270,000 people worldwide


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and services approximately 25,000 clients from more than 360 offices located throughout the U.S., United Kingdom, Australia, New Zealand, Norway and Denmark, and achieved fiscal 1999 system revenues of $690 million. For more information, please visit the company's website at www.westaff.com.

This press release contains forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could cause actual results to differ materially. We refer you to documents that the company files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements in this press release.

CONTACT:

              Westaff, Inc.
              Paul A. Norberg, 925/930-5300
              email: pnorberg@westaff.com